Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date July 28, 2015

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SKBA ValuePlus Fund
CVR Dynamic Allocation Fund
Gurtin California Municipal Value Fund
Gurtin National Municipal Value Fund
NWS International Property Fund
Phocas Real Estate Fund
The BDC Income Fund